EXHIBIT 2.2

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     This FIRST AMENDMENT to the AGREEMENT AND PLAN OF MERGER, (this “Amendment”) is made this 29th day of October, 2004, by and among ADS Alliance Data Systems, Inc., a Delaware corporation (“Acquiror”), Everest Nivole, Inc., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), The Relizon e-CRM Company, a Delaware corporation (the “Company”), Relizon Holdings, LLC, a Delaware limited liability company (“Holdings”), and Alliance Data Systems Corporation, a Delaware corporation (“Parent”), solely in its capacity as guarantor of the obligations of Acquiror and Merger Sub.

RECITALS

     WHEREAS, Acquiror, Merger Sub, the Company, Holdings and Parent have entered into that certain Agreement and Plan of Merger, dated as of October 8, 2004 (the “Merger Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement); and

     WHEREAS, Acquiror, Merger Sub, the Company, Holdings and Parent desire to modify the Merger Agreement as hereinafter provided.

AGREEMENT

     NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

     SECTION 1 Amendments.

          (a)      Section 1.1 of the Merger Agreement is hereby amended by deleting the definition of “Applicable Percentage” set forth in Section 1.1 of the Merger Agreement and replacing such definition with the following:

“Applicable Percentage” means, with respect to each Escrow Participating Holder, the percentage set forth opposite such Escrow Participating Holder’s name on Schedule 2.5 attached hereto.”

          (b)      The first sentence of Section 2.1(d) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“Subject to the provisions of Section 2.2(b), Section 2.5(d) and the Escrow Agreement, the Merger Consideration shall be allocated among the holders of Common Shares and the Options as set forth in this Section 2.1(d).”

          (c)      The second sentence of Section 2.2(b) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“After the Effective Time of the Merger, each holder of any Certificates and/or Options, upon surrender of such Certificates together with a duly executed Letter of Transmittal to the Exchange Agent (or, in the case of a holder of Options, upon delivery of a Holder Acknowledgment to the Exchange Agent), shall be entitled to receive from the Exchange Agent in exchange therefor (subject to the provisions of Section 2.5) such portion of the Merger Consideration into which such holder’s Common Shares and/or Options shall have been converted as a result of the

Merger; provided, however, that any payment with respect to Options held by employees of the Company or its Affiliates (“Employee Options”) shall be reduced by the amount of any taxes required to be withheld under applicable law with respect to such payments and amounts so withheld shall be paid by the Exchange Agent to the Company for disbursement to the applicable taxing authority; and provided, further, (x) a portion of the Merger Consideration otherwise payable to each Escrow Participating Holder equal to the Working Capital Escrow Amount multiplied by such Escrow Participating Holder’s Applicable Percentage shall be held in escrow in accordance with Section 2.5(d) and the Escrow Agreement and (y) a portion of the Merger Consideration otherwise payable to each Escrow Participating Holder equal to the Indemnification Escrow Amount multiplied by such Escrow Participating Holder’s Applicable Percentage shall be held in escrow in accordance with Section 2.5(e) and the Escrow Agreement.”

          (d)      The second sentence of Section 2.5(e) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“The Indemnification Escrow Amount shall be held and invested by the Escrow Agent in accordance with the terms of the Escrow Agreement, which shall specify that the funds held therein (if any) shall be released to the Escrow Participating Holders (pro rata in accordance with their Applicable Percentages) on the first Business Day following the date that is eighteen (18) months after the Closing Date; provided, however, that if any claim by an Indemnified Party for reimbursement pursuant to Article XII shall have been asserted pursuant to this Agreement and at that time remain pending, the funds on deposit released to Escrow Participating Holders shall be the amount of funds then on deposit minus the aggregate amount of claims that have been so asserted and remain pending.”

          (e)      Schedule 2.5 to the Merger Agreement is hereby amended in its entirety by replacing such Schedule with Schedule 2.5 attached hereto.

          (f)      Schedule 3.3 to the Merger Agreement is hereby amended in its entirety by replacing such Schedule with Schedule 3.3 attached hereto.

          (g)      Schedule 3.10 to the Merger Agreement is hereby amended in its entirety by replacing such Schedule with Schedule 3.10 attached hereto.

          (h)      Annex A to the Merger Agreement is hereby amended in its entirety by replacing such Annex with Annex A attached hereto.

          (i)      Annex C to the Merger Agreement is hereby amended in its entirety by replacing such Annex with Annex C attached hereto.

          (j)      Annex D to the Merger Agreement is hereby amended in its entirety by replacing such Annex with Annex D attached hereto.

          (k)     Any and all conforming changes to the Annexes and Schedules to the Merger Agreement which may be necessary by reason of the foregoing amendments are hereby deemed to have been made.

     SECTION 2. Effect of Amendment. Except as expressly amended by this Amendment, the Merger Agreement shall remain in full force and effect as the same was in effect immediately prior to the effectiveness of this Amendment. All references in the Merger Agreement to “this Agreement” shall be deemed to refer to the Agreement as amended by this Amendment.

     SECTION 3. Descriptive Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

     SECTION 4. Counterparts; Effectiveness. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Amendment shall become effective when each party hereto shall have received counterparts thereof signed by all the other parties hereto.

     SECTION 5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the choice of laws provisions thereof.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF the parties have hereunto caused this Amendment to be duly executed as of the date first above written.

ALLIANCE DATA SYSTEMS CORPORATION, solely in its capacity as a guarantor pursuant to Section 13.14 of the Merger Agreement

By:	/s/ Dwayne H. Tucker
	Name:	Dwayne H. Tucker
	Title:	Executive Vice President

ADS ALLIANCE DATA SYSTEMS, INC.
By:	/s/ Dwayne H. Tucker
	Name:	Dwayne H. Tucker
	Title:	Executive Vice President

EVEREST NIVOLE, INC.
By:	/s/ John W. Scullion
	Name:	John W. Scullion
	Title:	President

THE RELIZON e-CRM COMPANY
By:	/s/ Joseph E. Lipscomb
	Name:	Joseph E. Lipscomb
	Title:	Vice President

RELIZON HOLDINGS, LLC
By:	/s/ Joseph E. Lipscomb
	Name:	Joseph E. Lipscomb
	Title:	Chairman